Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 33-91684, File No. 333-155647 on Form S-8 of WVS Financial Corp. of our report dated September 13, 2018, relating to our audit of the consolidated financial statements included in the Annual Report on Form 10-K of WVS Financial Corp. for the year ended June 30, 2018.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania
September 13, 2018